Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX ANNOUNCES PORTFOLIO ADVANCEMENTS

— More details to be discussed at January 17th Analyst Day Event —

CAMBRIDGE, MA — January 8, 2007 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced  updates to its portfolio of product candidates for 2007 including the decision to move two product candidates, CRx-102 and CRx-170, into later stage clinical development and to add three new product candidates, CRx-191, CRx-197 and CRx-401 into clinical development from its preclinical pipeline.

CRx-102 is planned to move forward into Phase 2b clinical studies in both rheumatoid arthritis and osteoarthritis indications and CRx-170 is planned to begin Phase 2 clinical development for chronic pain. In addition, CRx-191 and CRx-197 are planned to enter clinical development, both in topical dermatology and CRx-401 is planned to enter clinical development for Type 2 diabetes.

“With eight programs now in the CombinatoRx clinical development pipeline we expect product milestone announcements, including trial initiations and clinical results, to occur on a regular basis throughout the next two years” said Alexis Borisy, President and CEO of CombinatoRx.

More details, including development plans and timelines, will be discussed at the Company’s analyst day event from 7:30 to 9:30 am on January 17, 2007 at the Millennium Broadway in New York. Beginning at 8:00 am, a live webcast of the presentations can be accessed at www.combinatorx.com.

About CRx-102

CRx-102 is an oral synergistic combination drug candidate containing the cardiovascular drug dipyridamole and an unconventionally low dose of the steroid prednisolone. CRx-102 works through a novel mechanism of action in which dipyridamole selectively amplifies prednisolone’s anti-inflammatory and immunomodulatory activities without replicating its side effects. In phase 2 clinical trials, CRx-102 demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis and was generally well tolerated. CRx-102 is being developed in a modified-release commercial formulation for the treatment of multiple immuno-inflammatory diseases.

About CRx-170

CRx-170 is an oral synergistic combination drug candidate containing low doses of the steroid prednisolone and the anti-depressant nortriptyline. In a Phase 2 clinical trial, a CRx-170 combination containing an alternative steroid, budesonide, demonstrated clinical benefit and immuno-modulatory activity in subjects with asthma. CRx-170 is being developed in a modified-release commercial formulation for the treatment of chronic pain.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

About CRx-191, CRx-197 and CRx-401

CRx-191 is a novel synergistic combination drug candidate which is planned to enter clinical development as a topical cream for the treatment of psoriasis and other steroid-responsive dermatoses. CRx-191 is a selective steroid amplifier containing a mid-potency steroid mometasone and the anti-depressant nortriptyline. CRx-191 works through a novel mechanism of action in which nortriptyline amplifies mometasone’s anti-inflammatory activities without expectation of enhancing steroid side effects such as skin atrophy.

CRx-197 is a novel synergistic combination drug candidate which is planned to enter clinical development as a topical cream for the treatment of atopic dermatitis and other inflammatory dermatoses. CRx-197 is a selective cytokine modulator containing low concentrations of the allergy drug loratadine and the anti-depressant nortriptyline, neither of which is indicated for the treatment of dermatitis on its own but which have been shown to act synergistically in preclinical models of inflammation.

CRx-401 is a novel oral synergistic combination drug candidate which is planned to enter clinical development for type 2 diabetes. CRx-401 contains the cholesterol agent bezafibrate and a low dose of the analgesic diflunisal, neither of which is indicated for the treatment of diabetes on its own, but which have been shown in preclinical studies to act synergistically to increase insulin sensitivity and lower plasma glucose without causing weight gain.

25th Annual JP Morgan Healthcare Conference

CombinatoRx is scheduled to provide a corporate update at the 25th Annual JP Morgan Healthcare Conference held at the Westin St. Francis Hotel in San Francisco on January 10, 2007 at 3:30 pm PT. Interested parties may access the live webcast of the presentation by visiting the CombinatoRx website.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a trial results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates and their clinical potential, its plans for its product candidates, its formulation efforts, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, risks associated with developing modified-release formulations of its product candidates, assumptions regarding the mechanism of action of our product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward looking statements.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

© 2007 CombinatoRx, Incorporated. All rights reserved.

245 First Street, Sixteenth Floor, Cambridge, MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com